Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
H.B. Fuller Company:

We consent to the incorporation by reference in the registration statement (Nos. 333-50005, 333-89453, 333-48420, 333-135772, 333-151841, 333-158610, 333-191549, 333-212344 and 333-224570 (on Forms S-8) and No. 333-215907 (on Form S-3ASR)) of H.B. Fuller Company of our report dated January 24, 2020, with respect to the consolidated balance sheets of H.B. Fuller Company as of November 30, 2019 and December 1, 2018, and the related consolidated statements of income, comprehensive income, total equity, and cash flows for each of the fiscal years in the three-year period ended November 30, 2019, and the effectiveness of internal control over financial reporting as of November 30, 2019, which report appears in the November 30, 2019 annual report on Form 10-K of H.B. Fuller Company.

/s/ KPMG LLP

Minneapolis, Minnesota

January 24, 2020